Exhibit 10.3

Ascentage Pharma Group International

(incorporation in the Cayman Islands with limited liability)

POST IPO SHARE OPTION SCHEME

i

Ascentage Pharma Group International

(Incorporated in the Cayman Islands with limited liability)

POST-IPO SHARE OPTION SCHEME

1.	DEFINITIONS

1.1	In this Scheme, except where the context otherwise requires, the following words and expressions have the following meanings:-

“Acceptance Date” means the date upon which an Offer must be accepted by the relevant Eligible Participant, being a date not later than 28 days after the Offer Date;

“Adoption Date” means September 28, 2019, the date on which this Scheme is conditionally adopted by an ordinary resolution of the Shareholders;

“approved independent financial adviser” means such independent financial adviser as approved by the Board;

“Articles” means the articles of association of the Company as amended from time to time;

“associate(s)” shall have the meaning ascribed to it in the Listing Rules;

“Auditors” means the auditors for the time being of the Company; “Board” means the board of Directors from time to time or a duly authorised committee thereof;

“Board” means the board of Directors or a duly authorised committee thereof;

“Business Day” means a day on which the Stock Exchange is open for the business of dealing in securities;

“Cancelled Shares” means those Shares which were the subject of options which had been granted and accepted under this Scheme or any of the other schemes but subsequently cancelled. For the avoidance of doubt, “Cancelled Shares” shall exclude “Lapsed Shares”;

“Commencement Date” means, in respect of an Option, the date upon which such Option is deemed to be granted and accepted in accordance with paragraph 4.4;

“Company” means Ascentage Pharma Group International, a company incorporated in the Cayman Islands with limited liability on November 17, 2017;

“Companies Law” means the Companies Law (as revised) of the Cayman Islands, as amended, supplemented or otherwise modified from time to time;

“close associate(s)” shall have the meaning ascribed to it in the Listing Rules;

“connected person(s)” has the meaning ascribed to it in the Listing Rules;

“core connected person(s)” shall have the meaning ascribed to it in the Listing Rules;

“Director” means any director of the Company from time to time;

Rule 17.03(2)

“Eligible Participant” means (a) any executive director of, manager of, or other employee holding an executive, managerial, supervisory or similar position in any member of the Group , any full-time or part-time employee, or a person for the time being seconded to work full-time or part-time for any member of the Group; (b) a director or proposed director (including an independent non-executive director) of any member of the Group; (c) any substantial shareholder of any member of the Group; (d) a supplier of goods or services to any member of the Group; (e) a customer, consultant, business or joint venture partner, franchisee, contractor, agent or representative of any member of the Group; (f) a person or entity that provides design, research, development or other support or any advisory, consultancy, professional or other services to any member of the Group; and (g) an associate of any of the persons referred to in paragraphs (a) to (c) above;

“Exercise Date” means the date of the notice given by the Grantee in respect of the exercise of the Option in accordance with paragraph 7.1;

“Exercise Price” means the price per Share, determined by the Board, at which a Grantee may subscribe for Shares on the exercise of an Option in accordance with paragraph 6;

Rule 17.03(5)

17.03(11)

“Expiry Date” means, in respect of an Option, the date of the expiry of the Option as may be determined by the Board which shall not be later than the last day of the Option Period in respect of such Option;

“Global Offering” means offering of a total of 12,180,900 Shares (subject to reallocation and Over-allotment Option (as defined in the Prospectus)) for subscription, details of which are described in the section headed “Structure and Conditions of the Global Offering” in the Prospectus;

“Grantee” means any Eligible Participant who accepts an Offer in accordance with the rules of this Scheme;

“Group” means the Company and its Subsidiaries;

“HK$” means Hong Kong dollars, the lawful currency of Hong Kong;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Lapsed Shares” means those Shares which were the subject of options which had been granted and accepted under this Scheme or any of the other schemes but subsequently lapsed. For the avoidance of doubt, “Lapsed Shares” shall exclude “Cancelled Shares”;

“Listing Date” means the date on which the Shares commence listing on the Main Board of the Stock Exchange;

“Listing Rules” means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited, as amended from time to time;

“New Approval Date” has the meaning given in paragraph 9.2;

“New Scheme Limit” has the meaning given in paragraph 9.2;

“Offer” means an offer of the grant of an Option or Options made in accordance with the Scheme;

“Offer Date” means in respect of an Option, the date on which such Option is offered in writing to an Eligible Participant which must be a Business Day;

“Option” means a right granted by the Company under the Scheme, which right permits (but does not obligate) a Grantee to subscribe for Shares in accordance with the terms of this Scheme;

Rule 17.03(5)

“Option Period” means in respect of an Option, the period to be notified by the Board to each Grantee within which the Option may be exercisable provided that such period of time shall not exceed a period of ten years commencing on the Commencement Date;

“other schemes” means other than this Scheme, all the schemes involving the grant by the Company of options over Shares or other securities of the Company to, or for the benefit of, specified participants of such schemes or any arrangement involving the grant of options to participants over Shares or other securities of the Company which, in the opinion of the Stock Exchange, is analogous to a share option scheme as described in Chapter 17 of the Listing Rules;

“Personal Representative(s)” means a person or persons who, in accordance with the laws of succession applicable in respect of the death of such Grantee is or are entitled to exercise the Option accepted by such Grantee (to the extent not already exercised) in consequence of the death of such Grantee;

“Prospectus” means the prospectus of the Company in respect of the Global Offering;

“Scheme” means the share option scheme, the rules of which are set out in this document in its present or any amended form;

“Scheme Limit” has the meaning ascribed to it in paragraph 9;

“Scheme Period” means a period commencing on the Listing Date and ending on the tenth anniversary of the Listing Date (both dates inclusive);

“Shares” means ordinary shares of US$0.0001 each in the capital of the Company or, if there has been a capitalisation issue, rights issue, sub-division or consolidation of shares or reduction of capital in the share capital of the Company, shares forming part of the ordinary equity share capital of the Company of such other nominal amount as shall result from any such capitalisation issue, rights issue, sub-division or consolidation of shares or reduction of capital in the share capital of the Company;

“Shareholders” means the shareholders of the Company from time to time;

“Special Resolution” means a resolution passed at a meeting of the Grantees (being only those Grantees holding Options, all or any part of which is unexercised as at the time of the meeting at which the resolution is proposed) duly convened and held and carried by a majority consisting of not less than three-fourths of the votes cast upon a show of hands or if a poll is duly demanded, by a majority consisting of not less than three-fourths of the votes cast on a poll;

“Stock Exchange” means The Stock Exchange of Hong Kong Limited or (if applicable) such other stock exchange on which the issued share capital of the Company is primarily listed;

“Subsidiary” means an entity, including but not limited to such associate(s) as set forth in the accountants' report of the Company from time to time, which is a subsidiary for the time being of the Company within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Chapter 32 of the Laws of Hong Kong) and “Subsidiaries” shall be construed accordingly; and

“substantial shareholder” has the meaning ascribed to it in the Listing Rules.

1.2	In this Scheme, unless the context otherwise requires:

(a)	paragraph headings are inserted for convenience of reference only and shall not affect the interpretation of this Scheme;

(b)	references to paragraphs are to paragraphs of this Scheme;

(c)	the singular includes the plural and vice versa;

(d)	references to one gender shall include both genders and the neuter;

(e)	any reference to any statute or statutory provision shall include any statute or statutory provision which amends or replaces, or has amended or replaced it, and shall include any subordinate legislation made under the relevant statute; and

(f)	a reference to a “person” shall be construed so as to include any individual, firm, business, company, body corporate or unincorporated or other juridical person, government, federation, state or agency thereof or any joint venture, association, partnership or trust (whether or not having separate legal personality).

2.	CONDITIONS

2.1	This Scheme shall take effect subject to and is conditional upon:

(a)	the passing of the necessary resolutions by the Shareholders to approve and adopt the rules of this Scheme and to authorise the Board to grant Options under this Scheme and to allot and issue Shares pursuant to exercise of any Options;

(b)	the Listing Committee of the Stock Exchange granting the listing of, and permission to deal in, the Shares falling to be issued pursuant to the exercise of Options under this Scheme;

(c)	the obligations of the Underwriters (as defined in the Prospectus) under the Underwriting Agreements (as defined in the Prospectus) becoming unconditional and not being terminated in accordance with its terms or otherwise; and

(d)	the commencement of dealings in the Shares on the Stock Exchange.

2.2	If the conditions in paragraph 2.1 are not satisfied within six calendar months from the Adoption Date:

(a)	this Scheme shall forthwith terminate;

(b)	any Option granted or agreed to be granted pursuant to this Scheme and any Offer shall be of no effect; and

(c)	no person shall be entitled to any rights or benefits or be under any obligations under or in respect of this Scheme or any Option.

3.	PURPOSE, DURATION AND CONTROL OF SCHEME

Rule 17.03(1)

3.1	The purpose of this Scheme is to enable the Company to grant Options to Eligible Participants as incentives or rewards for their contribution or potential contribution to the Group and to provide the Eligible Participants an opportunity to have a personal stake in the Company with the view to achieving the following objectives:

(a)	motivate the Eligible Participants to optimise their performance efficiency for the benefit of the Group;

(b)	attract and retain or otherwise maintain on-going business relationship with the Eligible Participants whose contributions are or will be beneficial to the long-term growth of the Group; and/or

(c)	for such purposes as the Board may approve from time to time.

Rule 17.03(2)

3.2	The Board may, at its absolute discretion, invite the Eligible Participant to take up Options to subscribe for Shares. The basis of eligibility of any Eligible Participant to the grant of any Options shall be determined by the Board (or as the case may be, where required under the Listing Rules, the independent non-executive directors) from time to time on the basis of the Eligible Participant’s contribution or potential contribution to the development and growth of the Group.

Rule 17.03(11)

3.3	Subject to paragraph 14 and fulfilment of the conditions in paragraph 2.1, this Scheme shall be valid and effective for the Scheme Period after which no further Options shall be offered but the provisions of this Scheme shall in all other respects remain in full force and effect to the extent necessary to give effect to the exercise of any Options granted prior thereto or otherwise as may be required in accordance with the provisions of this Scheme and Options granted prior thereto but not yet exercised shall continue to be valid and exercisable in accordance with this Scheme.

3.4	This Scheme shall be subject to the administration of the Board whose decision as to all matters arising in relation to this Scheme or its interpretation or effect (save as otherwise provided herein) shall be final and binding on all parties.

4.	OPTIONS

Rule 17.03(4)

Rule 17.03(6)

Rule 17.03(7)

4.1	The Board shall, subject to and in accordance with the provisions of this Scheme and the Listing Rules, be entitled to but shall not be bound, at any time on any Business Day during the Scheme Period, make an Offer to any Eligible Participant whom the Board may in its absolute discretion select and subject to such conditions (including, without limitation, any minimum period for which an Option must be held before it can be exercised and/or any performance targets which must be achieved before an Option can be exercised) as it may think fit, provided that the maximum number of Shares in respect of which Options may be granted under this Scheme to any Eligible Participant, shall not, when aggregated with:

(a)	any Shares issued upon exercise of Options or options under the other schemes which have been granted to that Eligible Participant;

(b)	any Shares which would be issued upon the exercise of outstanding Options or options under the other schemes granted to that Eligible Participant; and

(c)	any Cancelled Shares which were the subject of Options or options under the other schemes which had been granted to and accepted by that Eligible Participant,

in any 12-month period up to the Offer Date, exceed one per cent of the number of Shares in issue on the Offer Date.

4.2	If the Board determines to make an Offer to an Eligible Participant which exceed the limit set out in paragraph 4.1:

(a)	that grant shall be subject to (i) the issue of a circular by the Company to the Shareholders which shall comply with, and containing the information specified in, Rules 17.03(4) and 17.06 of the Listing Rules and or such other requirements as prescribed under the Listing Rules from time to time; and (ii) the approval of the Shareholders, in the manner prescribed by the relevant provisions of the Listing Rules, in general meeting at which that Eligible Participant and his close associates (or his associates if the Eligible Participant is a connected person) shall abstain from voting;

(b)	unless provided otherwise in the Listing Rules, the date of the Board meeting at which the Board resolves to grant the proposed Options to that Eligible Participant shall be taken as the Offer Date for the purpose of calculating the Exercise Price; and

(c)	the number and terms (including the Exercise Price) of such Options are fixed before the general meeting of the Company at which the same are approved.

4.3	If the Board determines to make an Offer to an Eligible Participant in accordance with paragraph 4.1, the Board shall forward to the relevant Eligible Participant an offer document in such form as the Board may from time to time determine which states (or, alternatively, documents accompanying the offer document which state), among others:-

(a)	the Eligible Participant's name, address and occupation/position;

(b)	the Offer Date;

(c)	the Acceptance Date;

(d)	the Commencement Date or, if the Option Period does not commence on the Commencement Date, the date of commencement of the Option Period ;

(e)	the number of Shares in respect of which the Option is offered;

(f)	the Exercise Price and the manner of payment of the Exercise Price for the Shares on and in consequence of the exercise of the Option;

(g)	the Expiry Date in relation to that Option;

(h)	the method of acceptance of the Option which shall, unless the Board otherwise determines, be as set out in paragraph 4.4; and

(i)	such other terms, conditions, restrictions or limitations including (without prejudice to the generality of the foregoing) qualifying and/or continuing criteria, conditions, restrictions or limitations relating to the achievement of performance, operating or financial targets, the satisfactory performance or maintenance of certain conditions or obligations or the time or period before the Option can be exercised or any of the Shares shall be vested provided that such terms or conditions shall not be inconsistent with this Scheme. For the avoidance of doubt, subject to such terms and conditions as the Board may determine as aforesaid (including such terms and conditions in relation to their vesting, exercise or otherwise) there is no minimum period for which an Option must be held before it can be exercised and no performance target which need to be achieved by the Grantee before the Option can be exercised.

Rule 17.03(8)

4.4	An Option shall be deemed to have been granted and accepted by the Grantee and to have taken effect when the duplicate offer document constituting acceptance of the Option duly signed by the Grantee, together with a remittance in favour of the Company of HK$1.00 by way of consideration for the grant thereof is received by the Company on or before the relevant Acceptance Date. Such remittance shall in no circumstances be refundable and shall be deemed as part payment of the Exercise Price.

4.5	Any Offer may be accepted in respect of less than the number of Shares for which it is offered provided that it must be accepted in respect of a board lot for dealing in Shares on the Stock Exchange or an integral multiple thereof and such number is clearly stated in the duplicate offer document constituting acceptance of the Option in the manner as set out in paragraph 4.4. To the extent that the Offer is not accepted by the Acceptance Date, it shall be deemed to have been irrevocably declined.

4.6	The Options shall not be listed or dealt in on the Stock Exchange.

Rule 17.03(10)

Rule 17.03(17)

4.7	An Option and an Offer shall be personal to the Grantee and shall not be transferable or assignable and no Grantee shall in any way sell, transfer, charge, mortgage, encumber or create any interest (legal or beneficial) in favour of any third party over or in relation to any Option held by him or any Offer made to him or attempt to do so (save that the Grantee may nominate a nominee in whose name the Shares issued pursuant to this Scheme may be registered). Any breach of the foregoing shall entitle the Company to cancel any outstanding Options or any part thereof granted to such Grantee.

Rule 17.05

4.8	For so long as the Shares are listed on the Stock Exchange, the Board shall not make any Offer after a price-sensitive event has occurred or a price-sensitive matter has been the subject of a decision until such price-sensitive information has been announced pursuant to the requirements of the Listing Rules. In particular, no Options shall be granted during the period commencing one month immediately preceding the earlier of:

(a)	the date of the Board meeting (as such date is first notified to the Stock Exchange in accordance with the Listing Rules) for the approval of the Company's results for any year, half-year, quarterly or any other interim period (whether or not required under the Listing Rules); and

(b)	the deadline for the Company to announce its results for any year or half-year under the Listing Rules, or quarterly or any other interim period (whether or not required under the Listing Rules), and ending on the date of the results announcement.

5.	OPTIONS TO CONNECTED PERSONS

Rule 17.04

5.1	Subject to paragraphs 4.2, 5.2, 9.2 and 9.3, if the Board determines to make an Offer to a Director, chief executive or substantial shareholder of the Company or any of their respective associates, such grant shall be subject to the approval by the independent non-executive Directors (and in the event that the Board makes an Offer to an independent non-executive Director, the vote of such independent non-executive Director shall not be counted for the purposes of approving such grant).

5.2	If the Board determines to make an Offer to a substantial shareholder or an independent non-executive Director (or any of their respective associates) and that grant would result in the Shares issued and to be issued upon exercise of all options already granted and to be granted (including options exercised, cancelled and outstanding) to such person under this Scheme and the other schemes in the 12-month period up to and including the Offer Date:

(a)	representing in aggregate over 0.1 per cent, or such other percentage as may be from time to time provided under the Listing Rules, of the Shares in issue on the Offer Date; and

(b)	having an aggregate value, based on the official closing price of the Shares as stated in the daily quotation sheets of the Stock Exchange on the Offer Date, in excess of HK$5 million or such other sum as may be from time to time provided under the Listing Rules, such grant shall be subject to, in addition to the approval of the independent non-executive Directors as referred to under paragraph 5.1, the issue of a circular by the Company to the Shareholders and the approval of the Shareholders in general meeting by way of a poll convened and held in accordance with the Articles at which the Grantee, his associates and all core connected persons shall abstain from voting in favour of the resolution concerning the grant of such Options at the general meeting, and/or such other requirements prescribed under the Listing Rules from time to time. Unless provided otherwise in the Listing Rules, the date of the Board meeting at which the Board proposes to grant the proposed Options to that Eligible Participant shall be taken as the Offer Date for the purpose of calculating the Exercise Price.

5.3	Any change in the terms of any Option granted to a substantial shareholder of the Company or an independent non-executive Director or any of their respective associates which would result in the number and value of the shares exceeding that set out in paragraph 5.2 shall be subject to:

(a)	a circular regarding the change has been despatched to the Shareholders in a manner complying with, and containing the matters specified in, the relevant provisions of the Listing Rules; and

(b)	the change has been approved by the Shareholders in general meeting at which the Grantee, his associates and all core connected persons abstained from voting in favour at such meeting.

5.4	The circular to be issued by the Company to the Shareholders pursuant to paragraph 5.2 shall contain the following information:

(a)	the details of the number and terms (including the Exercise Price) of the Options to be granted to each Eligible Participant which must be fixed before the Shareholders' meeting and the Offer Date (which shall be the date of the Board meeting at which the Board proposes to grant the proposed Options to that Eligible Participant);

(b)	a recommendation from the independent non-executive Directors (excluding any independent non-executive Director who is the relevant Grantee) to the independent Shareholders as to voting;

(c)	the information required under Rules 17.02(2)(c) and 17.02(2)(d) and the disclaimer required under Rule 17.02(4) of the Listing Rules; and

(d)	the information required under Rule 2.17 of the Listing Rules.

6.	EXERCISE PRICE

Rule 17.03(9)

The Exercise Price in relation to each Option offered to an Eligible Participant shall, subject to the adjustments referred to in paragraph 10, be determined by the Board in its absolute discretion but in any event shall not be less than the highest of:

(a)	the closing price of the Shares as stated in the daily quotation sheets of the Stock Exchange on the Offer Date;

(b)	the average of the closing price of the Shares as stated in the daily quotation sheets of the Stock Exchange for the five Business Days immediately preceding the Offer Date; and

(c)	the nominal value of a Share,

provided that for the purpose of determining the Exercise Price where the Shares have been listed on the Stock Exchange for less than five Business Days preceding the Offer Date, the issue price of the Shares in connection with such listing shall be deemed to be the closing price of the Shares for each Business Day falling within the period before the listing of the Shares on the Stock Exchange.

7.	EXERCISE OF OPTIONS

7.1	Subject to paragraph 7.3, an Option shall be exercised in whole or in part and, other than where it is exercised to the full extent outstanding, shall be exercised in integral multiples of such number of Shares as shall represent one board lot for dealing in Shares on the Stock Exchange for the time being, by the Grantee by giving notice in writing to the Company stating that the Option is thereby exercised and the number of Shares in respect of which it is exercised. Each such notice must be accompanied by a remittance for the full amount of the Exercise Price for the Shares in respect of which the notice is given. Within 30 days after receipt of the notice and the remittance of the Exercise Price and, where appropriate, receipt of the certificate by the Auditors or the approved independent financial adviser as the case may be pursuant to paragraph 10, the Company shall allot and issue the relevant number of Shares to the Grantee (or, as the case may be, his or her Personal Representative(s)) credited as fully paid and issue to the Grantee (or, as the case may be, his or her Personal Representative(s)) certificates in respect of the Shares so allotted.

7.2	The exercise of any Option may be subject to a vesting schedule to be determined by the Board in its absolute discretion which shall be specified in the offer letter. The exercise of any Option shall be subject to the Shareholders in general meeting approving any necessary increase in the authorised share capital of the Company.

Rule 17.03(5)

7.3	Subject as hereinafter provided and to the extent as allowed by the relevant laws and regulations, as determinate otherwise by the Board, an Option may be exercised by a Grantee at any time or times during the Option Period provided that:-

(a)	in the event that the Grantee (being an individual) dies before exercising the Option in full, his/her legal personal representative(s) may exercise the Option up to the Grantee’s entitlement (to the extent which has become exercisable and not already exercised) within the period of 12 months following his/her death provided that where any of the events set out in paragraph 7.3(d), (e) and (f) occurs prior to his/her death or within such 12-month period following his/her death, then his/her legal personal representative(s) may so exercise the Option within such of the various periods respectively set out in such paragraphs instead of the period referred to in this paragraph 7.3(a)and provided further that if within a period of 3 years prior to the Grantee’s death, the Grantee had committed any of the acts as specified in paragraph 8.1(d) which would have entitled the Company to terminate his/her employment prior to his/her death, the Board may at any time forthwith terminate the Option of the Grantee (to the extent not already lapsed or exercised) by written notice to his/her legal personal representatives and the Option (to the extent not already exercised) shall lapse on the date of the relevant Board resolution;

(b)	in the event that the Grantee is an employee of the Group when an Offer is made to him/her and he/she subsequently ceases to be an employee of the Group for any reason other than (i) his/her death or (ii) the termination of his/her employment on one or more of the grounds specified in paragraph 8.1(d), the Option (to the extent not already lapsed or exercised) shall lapse on the expiry of 3 months after the date of cessation of such employment (which date will be the last actual working day on which the Grantee was physically at work with the Company or the relevant member of the Group whether salary is paid in lieu of notice or not);

(c)	in the event that the Grantee is an employee of the Group when an Offer is made to him/her and he/she subsequently ceases to be an employee by reason of a termination of his/her employment on one or more of the grounds specified in paragraph 8.1(d) and the Grantee has exercised the Option in whole or in part pursuant to paragraph 7.2, but Shares have not been allotted to him/her, the Grantee shall, unless the Board determines otherwise, be deemed not to have so exercised such Option and the Company shall return to the Grantee the amount of the Exercise Price for the Shares in respect of the purported exercise of such Option;

(d)	in the event of a general offer (whether by way of takeover offer or scheme of arrangement or otherwise in like manner) being made to all the Shareholders (or all such holders other than the offeror and/or any persons controlled by the offeror and/or any person acting in association or concert with the offeror) the Company shall use its best endeavours to procure that an appropriate offer is extended to all the Grantee (on comparable terms, mutatis mutandis, and assuming that they will become, by the exercise in full of the Options granted to them, as Shareholders). If such offer becoming or being declared unconditional, the Grantee (or, as the case may be, his/her legal personal representative(s)) shall, notwithstanding any terms on which his/her Options were granted, be entitled to exercise the Option in full (to the extent not already lapsed or exercised) at any time within 1 month after the date on which the offer becomes or is declared unconditional;

(e)	in the event of a compromise or arrangement between the Company and the Shareholders or its creditors being proposed in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies pursuant to the Companies Law, the Company shall give notice thereof to all the Grantees on the same day as it gives notice of the meeting to the Shareholders or its creditors to consider such a compromise or arrangement and the Options (to the extent not already lapsed or exercised) shall become exercisable in whole or in part not later than 2 Business Days prior to the date of the general meeting directed to be convened by the court for the purposes of considering such compromise or arrangement (the “Suspension Date”), by giving notice in writing to the Company in accordance with paragraph 7.2, accompanied by a remittance for the full amount of the aggregate Exercise Price for the Shares in respect of which the notice is given whereupon the Company shall as soon as practicable and, in any event, no later than 3:00 p.m. on the Business Day immediately prior to the date of the proposed general meeting, allot and issue the relevant Shares to the Grantee credited as fully paid. With effect from the Suspension Date, the rights of all Grantees to exercise their respective Options shall forthwith be suspended. Upon such compromise or arrangement becoming effective, all Options shall, to the extent that they have not been exercised, lapse and determine. The Board shall endeavour to procure that the Shares issued as a result of the exercise of Options under this paragraph 7.3(e) shall for the purposes of such compromise or arrangement form part of the issued share capital of the Company on the effective date thereof and that such Shares shall in all respects be subject to such compromise or arrangement. If for any reason such compromise or arrangement is not approved by the court (whether upon the terms presented to the court or upon any other terms as may be approved by such court), the rights of Grantees to exercise their respective Options shall with effect from the date of the making of the order by the court be restored in full but only up to the extent not already exercised and shall thereupon become exercisable (but subject to the other terms of this Scheme) as if such compromise or arrangement had not been proposed by the Company and no claim shall lie against the Company or any of its officers for any loss or damage sustained by any Grantee as a result of such proposal, unless any such loss or damage shall have been caused by the act, neglect, fraud or wilful default on the part of the Company or any of its officers;

(f)	in the event a notice is given by the Company to its members to convene a general meeting for the purposes of considering, and if thought fit, approving a resolution to voluntarily wind-up the Company, the Company shall on the same date as or soon after it despatches such notice to each member of the Company give notice thereof to all Grantees and thereupon, each Grantee shall be entitled to exercise all or any of his Options (to the extent not already lapsed or exercised) at any time not later than 2 Business Days prior to the proposed general meeting of the Company by giving notice in writing to the Company in accordance with paragraph 7.1, accompanied by a remittance for the full amount of the aggregate Exercise Price of the Shares in respect of which the notice is given whereupon the Company shall as soon as possible and, in any event, no later than the Business Day immediately prior to the date of the proposed general meeting referred to above, allot the relevant Shares to the Grantee credited as fully paid.

Rule 17.03(10)

Rule 17.03(15)

7.4	The Shares to be allotted upon the exercise of an Option will be subject to all the provisions of the memorandum of association and the Articles and the laws of the Cayman Islands from time to time and shall rank pari passu in all respects with the then existing fully paid Shares in issue on the allotment date or, if that date falls on a day when the register of members of the Company is closed, the first date of the re-opening of the register of members, and accordingly will entitle the holders to participate in all dividends or other distributions paid or made on or after the allotment date or, if that date falls on a day when the register of members of the Company is closed, the first day of the re-opening of the register of members, other than any dividend or other distribution previously declared or recommended or resolved to be paid or made if the record date therefore shall be before the allotment date.

7.5	A Share issued upon the exercise of an Option shall not carry rights until the registration of the Grantee (or any other person) as the holder thereof.

8.	LAPSE OF OPTION

Rule 17.03(12)

8.1	An Option shall lapse automatically and not be exercisable (to the extent not already exercised) on the earliest of -

(a)	the expiry of the Option Period;

(b)	the expiry of any of the periods referred to in paragraphs 7.3(a), (b), (d) or (f);

(c)	subject to paragraph 7.3 (f), the date of the commencement of the winding-up of the Company;

(d)	in the event that the Grantee is an employee of the Group when an Offer is made to him/her and he/she subsequently ceases to be an employee of the Group on any one or more of the grounds that he/she has been guilty of serious misconduct, or has committed an act of bankruptcy or has become insolvent or has made any arrangement or composition with his/her creditors generally, or has been convicted of any criminal offence involving his/her integrity or honesty or (if so determined by the Board) on any other ground on which an employer would be entitled to terminate his/her employment at common law or pursuant to any applicable laws or under the Grantee’s service contract with the Group, the date of cessation of his/her employment with the Group. A resolution of the Board or the board of directors of the relevant member of the Group to the effect that employment of a Grantee has or has not been terminated on one or more of the grounds specified in this paragraph 8.1(d)shall be conclusive and binding on the Grantee;

(e)	the date on which the Board exercises the Company’s right to cancel, revoke or terminate the Option on the ground that the Grantee commits a breach of paragraph 7.1 in respect of that or any other Option; and

(f)	where the Grantee is only a substantial shareholder of any member of the Group, the date on which the Grantee ceases to be a substantial shareholder of such member of the Group; and

(g)	subject to the compromise or arrangement as referred to in paragraph 7.3(e) becoming effective, the date on which such compromise or arrangement becomes effective.

8.2	No compensation shall be payable upon the lapse of any Option, provided that the Board shall be entitled in its discretion to pay such compensation to the Grantee in such manner as it may consider appropriate in any particular case.

9.	MAXIMUM NUMBER OF SHARES AVAILABLE FOR SUBSCRIPTION

Rule 17.03(3) notes (1) and (2)

9.1	Unless further approval has been obtained pursuant to paragraphs 9.2 and/or 9.3 and subject to paragraphs 9.4 and 9.5, as at the Listing Date, the maximum number of Shares in respect of which Options or options under the other schemes may be granted and yet to be exercised is ten per cent (10%) (“Scheme Limit”) of the Shares in issue immediately upon completion of the Global Offering (assuming that the Over-allotment Option is not exercised) . As at the Offer Date of any proposed grant of Options, the maximum number of Shares in respect of which Options may be granted is such number of Shares less the aggregate of the following Shares as at that Offer Date:

(a)	the number of Shares which would be issued on the exercise in full of the Options or options under the other schemes but not cancelled, lapsed or exercised;

(b)	the number of Shares which have been issued and allotted pursuant to the exercise of any Options or options under the other schemes; and

(c)	the number of Cancelled Shares.

9.2	Subject to paragraph 9.4, the issue of a circular by the Company which complies with Rules 17.03(3) and 17.06 of the Listing Rules and the approval of the Shareholders in general meeting and/or such other requirements prescribed under the Listing Rules from time to time, the Scheme Limit may be increased from time to time to ten per cent of the Shares in issue (“New Scheme Limit”) as at the date of such Shareholders’ approval (“New Approval Date”). Thereafter, as at the Offer Date of any proposed grant of Options, the maximum number of Shares in respect of which Options may be granted is the New Scheme Limit less the aggregate of the following Shares as at that Offer Date:

(a)	the number of Shares which would be issued on the exercise in full of the Options and options under the other schemes granted on or after the New Approval Date but not cancelled, lapsed or exercised;

(b)	the number of Shares which have been issued and allotted pursuant to the exercise of any Options or options under the other schemes granted on or after the New Approval Date; and

(c)	the number of Cancelled Shares, the subject of Options or options under the other schemes granted on or after the New Approval Date.

9.3	Subject to paragraph 9.4, the issue of a circular by the Company to the Shareholders and the approval of the Shareholders in general meeting in compliance with Rules 17.03(3) and 17.06 of the Listing Rules and/or such other requirements prescribed under the Listing Rules from time to time, the Board may grant Options exceeding the Scheme Limit to Eligible Participants specifically identified by the Board.

9.4	Any increase in the Scheme Limit pursuant to paragraphs 9.2 or 9.3 shall in no event result in the number of Shares which may be issued upon exercise of all outstanding options granted and yet to be exercised under this Scheme and the other schemes exceeding 30 per cent of the Shares in issue from time to time.

9.5	The Scheme Limit referred to in paragraph 9.1 (or as increased in accordance with paragraphs 9.2 and/or 9.3, as the case may be) shall be adjusted, in such manner as the Auditors or the approved independent financial adviser shall certify to be appropriate, fair and reasonable in the event of any alteration in the capital structure of the Company in accordance with paragraph 10 whether by way of capitalisation issue, rights issue, sub-division or consolidation of shares or reduction of share capital of the Company but in any event shall not exceed the limit prescribed in paragraph 9.4.

10.	CAPITAL RESTRUCTURING

Rule 17.03(13)

10.1	In the event of any capitalisation issue, rights issue, sub-division or consolidation of shares or reduction of capital of the Company in accordance with applicable laws and regulatory requirements, such corresponding alterations (if any) shall be made (except on an issue of securities of the Company as consideration in a transaction which shall not be regarded as a circumstance requiring alteration or adjustment) in:

(a)	the number of Shares subject to any outstanding Options; and

(b)	the Exercise Price.

as the Auditors shall certify in writing or the approved independent financial adviser shall confirm in writing (as the case may be) to the Board to be in their opinion fair and reasonable and in compliance with the relevant provisions of the Listing Rules (or any guideline or supplementary guidance as may be issued by the Stock Exchange from time to time) (no such certification or confirmation is required in case of adjustment made on a capitalisation issue), provided that any such alteration shall give a Grantee as near as possible the same proportion of the issued share capital of the Company as (but in any event shall not be greater than) that to which he/she/it was previously entitled and any such adjustments shall be made on the basis that the aggregate Exercise Price payable by a Grantee on the full exercise of any Option shall remain as nearly as possible the same (but shall not be greater than, except upon any consolidation of the Shares pursuant to this paragraph 10) it was before such event, but no adjustment shall be made to the effect of which would be to enable a Share to be issued at less than its nominal value.

The capacity of the Auditors or the approved independent financial adviser (as the case may be) in this paragraph 10 is that of experts and not of arbitrators and their certification or confirmation shall, in the absence of manifest error, be final, conclusive and binding on the Company and the Grantees. The costs of the Auditors or the approved independent financial adviser (as the case may be) shall be borne by the Company.

Upon any adjustment pursuant to paragraph 10.1, the Company shall notify the Grantees in writing the adjustments that have been made. If there has been any alteration in the capital structure of the Company, and if the Company has not yet informed the Grantees of any necessary adjustments to be made to their Options in accordance with the certificate of the Auditors or the confirmation of the approved independent financial adviser (as the case may be), the Company shall, upon receipt of a notice from a Grantee in accordance with paragraph 7.1, inform the Grantee of such alteration and shall either inform the Grantee of the adjustment to be made in accordance with the aforesaid certificate or confirmation obtained by the Company for such purpose or, if no such certificate or confirmation has yet been obtained, inform the Grantee of such fact and instruct the Auditors or the approved independent financial adviser as soon as practicable thereafter to issue a certificate or provide a written confirmation in that regard in accordance with paragraph 10.1.

11.	SUFFICIENT SHARE CAPITAL

Subject to paragraph 7.2, the Board shall at all times set aside for the purposes of this Scheme, out of the authorised but unissued share capital of the Company, such number of Shares as the Board may from time to time determine to be sufficient to meet subsisting requirements for the exercise of outstanding Options.

12.	DISPUTES

Any dispute arising in connection with this Scheme (whether as to the number of Shares subject to an Option, the amount of the Exercise Price or otherwise) shall be referred to the Auditors or the approved independent financial advisor to the Company who shall act as experts and not as arbitrators and whose decision shall, in the absence of manifest error, be final, conclusive and binding on all persons who may be affected thereby. The costs of the Auditors or the approved independent financial advisor to the Company shall be borne equally by the Company and the relevant Grantee.

13.	ALTERATION OF THIS SCHEME

Rule 17.03(18)

13.1	The terms and conditions of this Scheme and the regulations for the administration and operation of this Scheme (provided that the same are not inconsistent with this Scheme and the Listing Rules) may be altered in any respect by resolution of the Board except that:

(a)	any alteration to the advantage of the Grantees or the Eligible Participants (as the case may be) in respect of the matters contained in Rule 17.03 of the Listing Rules, including without limitation, the definitions of “Eligible Participant”, “Expiry Date”, “Grantee” and “Option Period” in paragraph 1.1 and the provisions in paragraphs 3, 4, 5, 6, 7, 8, 9, 10, 14, 15 and this paragraph 13; or

(b)	any material alteration to the terms and conditions of this Scheme or any change to the terms of Options granted (except any alterations which take effect automatically under the terms of this Scheme), must be made with the prior approval of the Shareholders in general meeting at which any persons to whom or for whose benefit the Shares may be issued under this Scheme and their respective associates shall abstain from voting PROVIDED THAT the amended terms of this Scheme or the Options shall remain in compliance with Chapter 17 of the Listing Rules and no alteration shall operate to affect adversely the terms of issue of any Option granted or agreed to be granted prior to such alteration or to reduce the proportion of the equity capital to which any person was entitled pursuant to such Option prior to such alteration except with:

(i)	the consent in writing of Grantees holding in aggregate Options which if exercised in full on the date immediately preceding that on which such consent is obtained would entitle them to the issue of three-fourths in nominal value of all Shares which would fall to be issued upon the exercise of all Options outstanding on that date; or

(ii)	the sanction of a Special Resolution.

Written notice of any alterations made in accordance with this paragraph 13.1 shall be given to all Grantees.

13.2	In respect of any meeting of Grantees referred to in paragraph 13.1, all the provisions of the Articles as to general meetings of the Company shall mutatis mutandis apply as though the Options were a class of shares forming part of the capital of the Company except that:-

(a)	not less than seven days’ notice of such meeting shall be given;

(b)	a quorum at any such meeting shall be two Grantees present in person or by proxy and holding Options entitling them to the issue of one-tenth in nominal value of all Shares which would fall to be issued upon the exercise of all Options then outstanding unless there is only one Grantee holding all Options then outstanding, in which case the quorum shall be one Grantee;

(c)	every Grantee present in person or by proxy at any such meeting shall be entitled on a show of hands to one vote, and on a poll, to one vote for each Share to which he would be entitled upon exercise in full of his Options then outstanding;

(d)	any Grantee present in person or by proxy may demand a poll; and

(e)	if any such meeting is adjourned for want of a quorum, such adjournment shall be to such date and time, not being less than seven or more than fourteen days thereafter, and to such place as may be appointed by the chairman of the meeting. At any adjourned meeting those Grantees who are then present in person or by proxy shall form a quorum and at least seven days' notice of any adjourned meeting shall be given in the same manner as for an original meeting and such notice shall state that those Grantees who are then present in person or by proxy shall form a quorum.

13.3	Any change to the authority of the Board in relation to any alterations to the terms of this Scheme must be approved by the Shareholders in general meeting.

13.4	Notwithstanding anything to the contrary contained in paragraphs 13.1, 13.2 and 13.3, the Board may at any time alter or modify the Scheme in any way to the extent necessary to cause the Scheme to comply with any statutory provisions or the regulations of any regulatory or other relevant authority. Any amendment to any terms of the Scheme or the options granted shall comply with the relevant requirements of Chapter 17 of the Listing Rules.

14.	TERMINATION

Rule 17.03(16)

14.1	The Company by resolution in general meeting or the Board may at any time resolve to terminate the operation of this Scheme and in such event no further Offers shall be made but the provisions of this Scheme shall remain in force to the extent necessary to give effect to the exercise of any Option granted prior to the termination or otherwise as may be required in accordance with the provisions of this Scheme and Options granted prior to such termination shall continue to be valid and exercisable in accordance with this Scheme.

14.2	Details of the Options granted, including Options exercised or outstanding, under this Scheme shall be disclosed in the circular to Shareholders seeking approval of the new scheme established after the termination of this Scheme.

15.	CANCELLATION OF OPTIONS

Rule 17.03(14)

15.1	Any cancellation of Options granted but not exercised may be effected on such terms as may be agreed with the relevant Grantee, as the Board may in its absolute discretion sees fit and in a manner that complies with all applicable legal requirements for such cancellation. Where the Company cancels Options and issues new ones to the same Grantee, the issue of such new Options may only be made under this Scheme with available unissued Options (excluding the cancelled Options) and in compliance with the terms of this Scheme, in particular within the limit approved by the Shareholders and, subject to the maximum number of Shares available for subscription referred to in paragraphs 9.1, 9.2 and 9.4.

15.2	The Board shall be entitled for the following causes to cancel any Option in whole or in part by giving notice in writing to the Grantee stating that such Option is thereby cancelled with effect from the date specified in such notice (the “Cancellation Date”):-

(a)	the Grantee commits or permits or attempts to commit or permit a breach of the restriction on transferability of Option or any terms or conditions attached to the grant of the Option;

(b)	the Grantee makes a written request to the Board for the Option to be cancelled; or

(c)	if the Grantee has, in the opinion of the Board, conducted himself in any manner whatsoever to the detriment of or prejudicial to the interests of the Company or its Subsidiary.

15.3	The Option shall be deemed to have been cancelled with effect from the Cancellation Date in respect of any part of the Option which has not been exercised as of the Cancellation Date. No compensation shall be payable upon any such cancellation, provided that the Board shall be entitled in its discretion to pay such compensation to the Grantee in such manner as it may consider appropriate in any particular case.

16.	DISCLOSURE IN ANNUAL AND INTERIM REPORTS

Rule 17.07

The Board shall procure that details of this Scheme and other schemes of the Group including such details as required under the Listing Rules are disclosed in the annual reports and interim reports of the Company in compliance with the Listing Rules in force from time to time.

17.	GENERAL

17.1	The Company shall bear the costs of establishing and administering this Scheme (including the costs of the Auditors or the approved independent financial advisor, as the case may be, in relation to the preparation of any certificate or the provision of any other services in relation to this Scheme).

17.2	A Grantee shall be entitled to inspect copies of all notices and other documents sent by the Company to Shareholders at the same time or within a reasonable time of any such notices or documents being sent, which shall be made available to him, during normal office hours at the Company's principal place of business in Hong Kong.

17.3	Any notices, documents or other communication between the Company and a Grantee shall be in writing and may be given by sending the same by prepaid post or by personal delivery to, in the case of the Company, its principal place of business in Hong Kong and, in the case of the Grantee, his address in Hong Kong as notified to the Company from time to time.

17.4	Any notice or other communication served:

(a)	by the Company shall be deemed to have been served 48 hours after the same was put in the post or if delivered by hand, when delivered; and

(b)	by the Grantee shall not be deemed to have been received until the same shall have been received by the Company.

17.5	All allotments and issues of Shares pursuant to this Scheme shall be subject to any necessary consents under the relevant laws, enactments or regulations for the time being to which the Company is subject. A Grantee shall be responsible for obtaining any governmental or other official consent that may be required by any country or jurisdiction for, or in connection with the grant or exercise of an Option. The Company shall not be responsible for any failure by a Grantee to obtain any such consent or for any tax or other liability to which a Grantee may become subject as a result of his participation in this Scheme.

17.6	This Scheme shall not confer on any person any legal or equitable rights (other than those constituting the Options themselves) against the Company directly or indirectly or give rise to any cause of action at law or in equity against the Company.

17.7	This Scheme shall not form part of any contract of employment between the Group and any Eligible Participant who is an employee of the Group and the rights and obligations of any Eligible Participant under the terms of his office or employment shall not be affected by his participation in it and this Scheme shall afford such an Eligible Participant no additional rights to compensation or damages in consequence of the termination of such office or employment for any reason.

17.8	The Company shall maintain all necessary books of account and records relating to the Scheme.

17.9	This Scheme shall in all respects be administered by the Board which (a) shall administer the Scheme in accordance with the provisions hereof and all applicable requirements of the Listing Rules and (b) may make such rules not being inconsistent with the terms and conditions hereof and the Listing Rules for the conduct of the Scheme and the determination and terms of each entitlement under an Option as the Board thinks fit.

17.10	A Grantee who is a member of the Board may, subject to and in accordance with the Articles, notwithstanding his interest, vote on any Board resolution concerning the Scheme (other than in respect of his own participation therein) and may retain any benefit under the Scheme.

18.	GOVERNING LAW

This Scheme and all Options granted hereunder are governed by and shall be construed in accordance with the laws of Hong Kong.